Exhibit 99.1

Howard Bancorp, Inc. Reaches Milestone of $1 Billion in Asset Size With Revenue Growth and Improved Returns

ELLICOTT CITY, Md.--(BUSINESS WIRE)--October 18, 2016--Howard Bancorp, Inc. (Nasdaq: HBMD) (the “Company”), the parent company of Howard Bank (the “Bank”), today reported its financial results for the three month and nine month periods ended September 30, 2016.

A summary of results for the three and nine month periods ended September 30, 2016 is as follows:

  Total assets grew to slightly over $1.0 billion at September 30, 2016, representing growth of $68 million, or 7%, from assets of $947 million at December 31, 2015 and over $90 million, or 10%, over assets of $924 million at September 30, 2015. Total loans held in our portfolio increased $57 million, or 7%, from $760 million at December 31, 2015 and by nearly $61 million, or 8%, from $756 million at September 30, 2015, to $817 million at September 30, 2016. This growth in both total assets and loans was derived solely from organic activities as the reported September 30, 2015 levels include the impact of our acquisition of Patapsco Bancorp, Inc. (“Patapsco”) in the third quarter of 2015.
  Net income available to common shareholders increased to $4.2 million for the first nine months of 2016 compared to $562 thousand in the first nine months of 2015, representing an increase of $3.6 million or over 600%. Earnings per common share (EPS) for the nine months of 2016 were $0.60 compared to $0.09 for the same nine month period in 2015, representing an increase of over 500%. The earnings for the first nine months of 2015 were impacted by merger related expenses of $3.3 million relating to the Patapsco acquisition. Excluding the $3.3 million in merger expenses for 2015, the 2015 income before taxes would have been $4.7 million, which compared to the nearly $6.8 million income before taxes for the same nine month period in 2016 reflects an improvement in core earnings of $2.1 million or 44% for the 2016 period.
  Net income available to common shareholders for the quarter ended September 30, 2016 was $1.7 million, or $0.25 per share, compared to $1.5 million, or $0.22 per share, for the second quarter of 2016 and a loss of $816 thousand for the three months ended September 30, 2015.
  Primarily as a result of increased earnings, our tangible book value per share increased by $0.85 or 8% from $10.87 per share at September 30, 2015 to $11.72 per share at September 30, 2016.
  In May of 2016, Howard Bancorp used borrowed funds to redeem the $12.6 million of its SBLF preferred stock issued to the U.S. Treasury in 2011, which reduced total capital levels but did not impact total common equity. As a result, both total capital and total common equity were $84.9 million at September 30, 2016 compared to total capital of $92.1 million and total common equity of $79.5 million at September 30, 2015.

Chairman and CEO Mary Ann Scully stated, “The third quarter of 2016 clearly evidences the success and sustainability of our organic loan origination engine, without the impact of newly acquired growth. We are pleased to demonstrate the ability to consistently expand not only our balance sheet but also improve our return on assets, return on equity and efficiency measures. The operating leverage achieved in the third quarter, with 19% revenue growth versus 5% core expense growth, led to these improved returns. In addition to seeing improved returns associated with improved scale, the Company continues to take a long-term view and invest in the some of the most attractive markets in the country and in attracting experienced talent to our commercial and mortgage loan origination and branch delivery activities. We expect to see the fruits of these core strategic activities continue to grow our tangible book value and position us for future growth in our market valuation as well as potential acquisition opportunities. We also believe that we will see continued organic loan growth funded by low cost deposits and increased mortgage banking activities generating non-interest income to help offset margin compressions during the continuation of a long low interest rate environment. We are, as always, grateful to all of our stakeholders for supporting and enabling these successes and remain relentlessly committed to serving those stakeholders as the ‘go to commercial bank’ in Greater Baltimore.”

For the first nine months of 2016, the Company reported net interest income of $25.7 million compared to $21.2 million for the first nine months of 2015, an increase of approximately $4.4 million or 21%. This was driven primarily by a $5.6 million, or 24% increase in total interest income for the first nine months of 2016 due to continued growth in our loan portfolio average balances. Given the continued growth in deposits and borrowing levels, the Company recorded an increase in total interest expense of $1.2 million or 54% for the first nine months of 2016 versus the same period in 2015. The 54% increase in interest expense compared to the 24% increase in interest income is partially attributable to the redemption of the SBLF preferred stock. The preferred stock included a quarterly dividend payment, thus it was not a component of our interest expense. The redemption of the preferred stock was funded by an increase in holding company borrowings. These additional borrowings have interest payments and are a component of our overall interest expense. As anticipated, this also had an impact on our net interest margin, which experienced modest declines for both the nine month period and the third quarter when comparing 2016 to 2015.

In addition to the growth in net interest income, there was an increase in noninterest income for the first nine months of 2016 compared to the same period in 2015. Total noninterest income for the first nine months of 2016 was $11.8 million, which represents an increase of $2.8 million, or 31%, from $9.0 million in the first nine months of 2015. The largest increase in noninterest revenue was from our mortgage banking activities, which generated revenue from fees and gains on sales of mortgage loans totaling $9.4 million for the first nine months of 2016, compared to $7.5 million for the same period in 2015, representing an increase $1.9 million, or 26%. The first nine months of 2016 also benefitted from the sale of an acquired impaired loan, which resulted in a gain of approximately $675 thousand that was recorded in the second quarter of 2016.

Provision for credit losses was $1.3 million for the nine months ended September 30, 2016 compared to $1.0 million for the same period in 2015. This increase is largely due to the continuing growth in our loan portfolio, as well as some specific amounts required from our ongoing monitoring of troubled credits.

Total noninterest expenses grew to $29.4 million for the first nine months of 2016 compared to total noninterest expenses of $27.9 million for the first nine months of 2015, an increase of $1.5 million or 6%, and also compares to non-merger related noninterest expenses of $24.6 million for the first nine months of 2015, an increase of $4.8 million or 20%. Approximately $1.9 million of this increase was in the compensation category, which grew 16% when comparing the first nine months of 2016 versus the same period in 2015. The increased compensation costs resulted from the increase in the number of locations we operate, the effects of successfully attracting a sizable commercial loan origination team and the larger infrastructure resulting from the Patapsco acquisition as well as continuing organic growth in both portfolio and mortgage originations. In addition to the increased compensation costs, occupancy-related costs increased by $815 thousand or 29% for the same reasons. These two categories accounted for $2.7 million or 57% of the 2016 versus 2015 increase. The remaining net $2.1 million increase in expenses in other expense categories are generally also related to our overall growth and expansion.

While the ratio of total equity to total assets fell from 9.96% at September 30, 2015 to 8.37% at September 30, 2016, largely influenced by our redemption of the SBLF preferred stock, the ratio of our common equity to total assets declined from 8.60% to 8.37% given the growth in assets. All of our regulatory capital ratios continue to be well in excess of the levels that categorize us as a well-capitalized bank.

Our asset quality measures continue to remain a major focus of attention for management and the Board of Directors. One of the Company’s primary measures of asset quality is the ratio of non-performing assets to total assets. This asset quality measure decreased to 1.18% at September 30, 2016, from 1.35% at December 31, 2015 and was slightly above the June 30, 2016 ratio of 1.11%. While OREO levels have been relatively unchanged, September 30, 2016 non-performing loans of $9.4 million decreased by $987 thousand compared to December 31, 2015, and were modestly higher than the $8.7 million in non-performing loans at June 30, 2016.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Such non-GAAP financial measures include income before taxes excluding merger expense (“core earnings”) and non-merger related noninterest expenses, both of which exclude the $3.3 million in merger related expenses incurred during the nine months ended September 30, 2015. Management believes that these non-GAAP financial measures provide useful information that allows readers to evaluate the Company’s ongoing performance by comparing results of its business operations, and that these measures provide meaningful comparison to the operations of the Company’s peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statements in this press release regarding continued growth in tangible book value, future growth in market valuation and potential acquisition opportunities, continued organic loan growth funded by low cost deposits and increased mortgage banking activities, constitute forward-looking statements, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements are based on current beliefs and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, future declines in real estate values, deterioration in general economic conditions, either nationally or in our market area (including as a result of the pending exit of the United Kingdom from the European Union), or a return to recessionary conditions, changes in the interest rate environment that reduce our margins, the fair value of our financial instruments or the demand for loans, and changes in laws or government regulations or policies affecting financial institutions, as well as other risks and uncertainties, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission and in other filings the Company may make. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Nine months ended		Three months ended
(Dollars in thousands, except per share data.)	September 30,		Sept 30	Jun 30	Sept 30
Income Statement Data:	2016	2015	2016	2016	2015
Interest income	$28,989	$23,399	$9,824	$9,553	$8,489
Interest expense	3,323	2,151	1,176	1,178	807
Net interest income	25,666	21,248	8,648	8,375	7,682
Provision for credit losses	1,302	1,015	402	515	230
Noninterest income	11,806	9,043	4,384	4,570	3,256
Merger and Restructuring	-	3,303	-	-	2,166
Other noninterest expense	29,417	24,571	9,880	9,861	9,434
Pre-tax income/(loss)	6,753	1,402	2,750	2,569	(892)
Federal and state income tax expense/(benefit)	2,404	746	1,002	927	(107)
Net income/(loss)	4,349	656	1,748	1,642	(785)
Preferred stock dividends	166	94	0	110	31
Net income/(loss) available to common shareholders	$4,183	$562	$1,748	$1,532	$(816)

Per share data and shares outstanding:
Net income/(loss) per common share, basic	$0.60	$0.09	$0.25	$0.22	$(0.13)
Book value per common share at period end	$12.15	$11.49	$12.15	$11.90	$11.49
Tangible book value per common share at period end	$11.72	$10.87	$11.72	$11.45	$10.87
Average common shares outstanding	6,970,714	5,897,325	6,985,559	6,970,876	6,493,987
Shares outstanding at period end	6,988,180	6,921,378	6,988,180	6,978,217	6,921,378

Financial Condition data:
Total assets	$1,014,787	$924,493	$1,014,787	$988,818	$924,493
Loans receivable (gross)	816,590	755,500	816,590	797,146	755,500
Allowance for credit losses	(5,634)	(4,317)	(5,634)	(5,744)	(4,317)
Other interest-earning assets	144,478	115,890	144,478	137,785	115,890
Total deposits	803,773	742,766	803,773	798,118	742,766
Borrowings	119,906	80,559	119,906	101,373	80,559
Total stockholders’ equity	84,892	92,080	84,892	83,068	92,080
Common equity	84,892	79,518	84,892	83,068	79,518

Average assets	$959,835	$735,919	$966,783	$974,355	$808,324
Average stockholders' equity	86,760	70,618	82,199	85,922	85,611
Average common stockholders' equity	80,983	58,056	82,199	81,091	73,049

Selected performance ratios:
Return on average assets	0.61%	0.12%	0.72%	0.68%	(0.39)%
Return on average common equity	7.17%	1.24%	8.46%	8.12%	(3.64)%
Net interest margin(1)	3.78%	4.06%	3.76%	3.66%	3.94%
Efficiency ratio(2)	78.50%	92.02%	75.81%	76.18%	106.05%

Asset quality ratios:
Nonperforming loans to gross loans	1.15%	1.07%	1.15%	1.09%	1.07%
Allowance for credit losses to loans	0.69%	0.57%	0.69%	0.72%	0.57%
Allowance for credit losses to nonperforming loans	60.04%	53.30%	60.04%	65.90%	53.30%
Nonperforming assets to loans and other real estate	1.46%	1.30%	1.46%	1.38%	1.30%
Nonperforming assets to total assets	1.18%	1.07%	1.18%	1.11%	1.07%

Capital ratios:
Leverage ratio	8.55%	11.16%	8.55%	8.36%	11.16%
Tier I risk-based capital ratio	9.65%	11.56%	9.65%	9.70%	11.56%
Total risk-based capital ratio	10.71%	12.12%	10.71%	10.80%	12.12%
Average equity to average assets	9.04%	9.60%	8.50%	8.82%	10.59%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition	PERIOD ENDED
(Dollars in thousands, except per share amounts)
	Sept 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$33,553	$24,618	$50,725	$31,071	$16,517
Interest-bearing deposits	29,838	8,190	4,246	7,269	1,830
Total cash and cash equivalents	63,391	32,808	54,971	38,340	18,347

Investment Securities:
Available-for-sale	37,718	57,693	70,150	49,573	39,178
Federal Home Loan Bank stock, at cost	4,741	3,934	3,849	4,163	3,185
Total investment securities	42,459	61,627	73,999	53,736	42,363

Loans held-for-sale	46,342	51,010	40,027	49,677	64,427

Loans:	816,590	797,146	774,229	760,002	755,500
Allowance for credit losses	(5,634)	(5,744)	(5,256)	(4,869)	(4,317)
Net loans	810,956	791,402	768,973	755,133	751,183

Accrued interest receivable	2,398	2,484	2,360	2,144	2,221

Bank premises and equipment, net	20,287	20,481	20,758	20,765	20,427

Other assets:
Goodwill	603	603	603	603	1,132
Bank owned life insurance	21,208	21,053	20,899	18,548	16,618
Other intangibles	2,384	2,550	2,726	2,903	3,117
Other assets	4,759	4,800	5,122	4,910	4,658
Total other assets	28,954	29,006	29,350	26,964	25,525
Total assets	$1,014,787	$988,818	$990,438	$946,759	$924,493

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$183,118	$179,699	$177,621	$173,689	$171,349
Interest bearing deposits	620,655	618,419	625,555	573,719	571,417
Total deposits	803,773	798,118	803,176	747,408	742,766
Borrowed funds	119,906	101,373	86,334	98,828	80,559
Other liabilities	6,216	6,259	6,982	7,624	9,088
Total liabilities	929,896	905,750	896,492	853,860	832,413
Commitments and contingencies Stockholders' equity:
Preferred stock -- $.01 par value	-	-	12,562	12,562	12,562
Common stock – $.01 par value	70	70	70	70	69
Additional paid-in capital	70,897	70,824	70,698	70,587	70,173
Retained earnings	13,896	12,147	10,615	9,712	9,257
Accumulated other comprehensive income/(loss), net	29	27	1	(32)	19
Total stockholders' equity	84,892	83,068	93,946	92,899	92,080
Total liabilities and stockholders' equity	$1,014,787	$988,818	$990,438	$946,759	$924,493

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$81,905	$79,915	$78,055	$76,830	$75,268
Tier 1 Leverage (to average assets)	8.55%	8.36%	9.87%	9.90%	11.16%
Common Equity Tier 1 Capital (to risk weighted assets)	9.65%	9.70%	11.49%	11.47%	11.56%
Tier 1 Capital (to risk weighted assets)	9.65%	9.70%	11.49%	11.47%	11.56%
Total Capital Ratio (to risk weighted assets)	10.71%	10.80%	12.13%	12.09%	12.12%

ASSET QUALITY INDICATORS
(Dollars in thousands)

Non-performing assets:
Total non-performing loans	$9,383	$8,717	$9,562	$10,370	$8,100
Real estate owned	2,543	2,286	2,369	2,369	1,764
Total non-performing assets	$11,926	$11,003	$11,931	$12,739	$9,864

Non-performing loans to total loans	1.15%	1.09%	1.24%	1.36%	1.07%
Non-performing assets to total assets	1.18%	1.11%	1.20%	1.35%	1.07%
ALLL to total loans	0.69%	0.72%	0.68%	0.64%	0.57%
ALLL to non-performing loans	60.04%	65.90%	54.97%	46.96%	53.30%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	Sept 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015

Total interest income	$9,824	$9,553	$9,612	$9,950	$8,489
Total interest expense	1,176	1,178	969	920	807
Net interest income	8,648	8,375	8,643	9,030	7,682
Provision for credit losses	(402)	(515)	(385)	(821)	(230)
Net interest income after provision for credit losses	8,246	7,860	8,258	8,209	7,451

NON-INTEREST INCOME:
Service charges and other income	724	1,097	554	433	515
Mortgage banking income	3,660	3,473	2,298	2,450	2,741

Total non-interest income	4,384	4,570	2,852	2,883	3,256

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,927	4,870	4,584	4,817	4,652
Occupancy expense	1,062	949	1,614	1,001	928
Marketing expense	864	888	723	769	786
FDIC insurance	199	198	208	138	106
Professional fees	669	665	358	543	386
Other real estate owned related expense	43	109	14	(13)	776
Merger and restructuring	-	-	-	1,041	2,166
Other	2,116	2,182	2,175	2,083	1,800
Total non-interest expense	9,880	9,861	9,676	10,379	11,600

Income/(loss) before income taxes	2,750	2,569	1,434	713	(892)

Income tax expense/(benefit)	1,002	928	474	226	(107)

NET INCOME /(LOSS)	1,748	1,641	960	487	(785)

PREFERRED DIVIDENDS	-	(109)	(57)	(32)	(31)

NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,748	$1,532	$903	$455	$(816)

EARNINGS/(LOSS) PER SHARE – Basic	$0.25	$0.22	$0.13	$0.07	$(0.13)
EARNINGS/(LOSS) PER SHARE – Diluted	$0.25	$0.22	$0.13	$0.06	$(0.13)

Average common shares outstanding – Basic	6,985,559	6,970,876	6,955,462	6,935,493	6,493,987
Average common shares outstanding – Diluted	7,077,420	7,061,867	7,047,987	7,051,660	6,493,987

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.72%	0.68%	0.41%	0.21%	-0.39%
Return on average common equity	8.46%	8.12%	4.83%	2.44%	-3.64%
Net interest margin	3.76%	3.66%	3.93%	4.13%	3.94%
Efficiency ratio	75.81%	76.18%	84.18%	87.12%	106.05%
Tangible common equity	8.37%	8.40%	8.22%	8.48%	8.60%

Below is a reconciliation of the GAAP to non-GAAP figures presented in this release for the nine months ended September 30, 2015:

(in thousands)	Pre-Tax Income	Noninterest Expenses
GAAP measure	$1,402	$27,874
Merger expenses	$3,303	$3,303
Non-GAAP financial measure	$4,705	$24,571

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020